EXHIBIT 99.1

Daktronics, Inc. Announces Record Fourth Quarter and Fiscal 2006 Results
Earnings per share increases 33 percent for the year on sales growth of 34 percent

Brookings, S.D. – May 24, 2006 — Daktronics, Inc. (Nasdaq — DAKT) today reported fiscal 2006 fourth quarter net sales of $90.2 million and net income of $7.1 million, or $0.35 per diluted share, compared with fourth quarter net sales of $61.3 million and net income of $3.0 million, or $0.15 per diluted share, one year ago. Backlog at the end of the quarter was approximately $93 million, compared with a backlog of approximately $73 million at the end of fiscal 2005.

Net sales, net income and earnings per share for the 12 months ended April 29, 2006 were $309.4 million, $21.0 million and $1.04 per diluted share, respectively, compared to $230.3 million, $15.7 million and $0.78 per diluted share, respectively, for the same period one year ago.

“The fourth quarter results exceeded our expectations and provide us with further confidence that we are well positioned to take advantage of the growing demand for LED-based display systems,” said Jim Morgan, president and chief executive officer. “The growth for the quarter included sales increases in excess of 25 percent in all three of our major markets. Breaking through $300 million and $1 per share for the year is a credit to our hard-working employees who put in the extra effort to meet our customer demand and respond to the greater than expected growth opportunity. Orders for the quarter were up significantly in the commercial market led by billboard applications, along with continued strong interest in our standard Galaxy product for on-premise advertising. Our recently introduced GalaxyPro product, which offers a larger matrix full-color RGB Galaxy display at a reduced price point, has also been very well received,” said Morgan.

Morgan continued, “We continue to benefit from larger orders in the college and professional sports segments and video systems for high schools and smaller colleges. Order bookings for the quarter included multi-million dollar transactions with the University of Southern California, the University of Alabama, Chase Field in Phoenix, Arizona and the Louisiana Superdome. At the high school level, where we see growing potential for larger displays, we booked video systems for five facilities,” said Morgan.

“We are continuing to invest in the development of our ProTour® family of modular displays, adding models and features. The product has been well received, and we booked orders and shipped product during the quarter. We also are seeing some success in our Asian marketing efforts, where we have booked a number of multi-million dollar orders that are a direct result of our presence in Macau and Shanghai. We believe that our investments in these areas and others will pay off in fiscal 2007. We continue to examine opportunities in the media services business,” said Morgan.

“Our gross profit percentage was in line with expectations. Given that our output this quarter was up about 47 percent over the same quarter last year, and we are working in the same facilities as we were a year ago, it goes without saying we are a little crowded. We are beginning the move into our new addition, which will net us about 30 percent additional manufacturing space. We are taking advantage of the move to rearrange our existing space to streamline our processes and gain efficiencies. We are underway with our lean manufacturing program, and we expect to gain ongoing efficiencies from that program. In connection with our expansion in Sioux Falls, South Dakota, we intend to invest over $4.5 million in equipment there. The facility will be geared to serve our commercial market demand, with a primary focus on digital billboards. We also intend to invest over $10 million in additional space and equipment in Brookings over the course of the upcoming year, including approximately $6 million in facilities. The goal of these investments is to get more throughput with lower costs to reduce our lead times and improve our margin performance. We are very excited about the opportunities and potential benefits we see in streamlining our operations,” said Morgan.

“For the quarter we saw a significant improvement in cash flow from operations, in spite of a significant growth in receivables,” said Bill Retterath, chief financial officer. “For the 2006 fiscal year, cash on hand increased over 50 percent. Much of this growth is attributable to projects with better payment terms and deposits on orders. We continue to focus on cash flow improvement, although we expect volatility in the short-term due to the significant cash requirements for multiple larger projects,” Retterath said.

Retterath continued, “Fiscal year 2007 will involve significant investments back into the business in addition to the items mentioned previously. Our current plan, which is subject to change, includes capital investments of approximately $35 million. This includes approximately $20 million in plant and equipment and over $9 million in information systems infrastructure. The information systems infrastructure includes a number of initiatives, including new systems to support our services business, content management, the media services business and upgrades to various other systems. This capital investment is expected to decrease cash and marketable securities for fiscal year 2007, but not result in significant debt commitments. These investments match up with our primary goal of investing into the business to build it organically.”

“This rapid growth that we have experienced results in the need to build non-manufacturing infrastructure as well,” said Retterath. “As a result, we intend to invest in various initiatives within our general and administrative areas and to continue to aggressively pursue geographical distribution in sales and service. We believe that we can improve operating margin slightly in fiscal year 2007, which is dependent on the gross profit margins. For the first quarter of fiscal year 2007, we are expecting gross profit margins to approximate 31 percent,” said Retterath.

Morgan concluded, “We estimate net sales for the first quarter of fiscal 2007 will be in the range of $87 to $95 million, with earnings in the range of $.27 to $.36 per share. Earnings per share estimates do not include the impact of stock option expensing, which we believe will be similar to the pro-forma costs previously disclosed in our annual report. In addition, we are projecting that revenues for fiscal 2007 will grow in excess of 18 percent.”

Webcast Information

The Company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video displays and control systems. The company excels in the control of large display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 697-4000 or toll-free (800) 843-5843 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

— END —

INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605)697-4000
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Three Months Ended		Twelve Months Ended
	April 29, 2006	April 30, 2005	April 29, 2006	April 30, 2005
Net sales	$90,173	$61,345	$309,470	$230,346
Cost of goods sold	62,637	43,609	215,296	157,137

Gross profit	27,536	17,736	94,074	73,209

Operating expenses:
Selling	10,699	9,927	40,104	32,840
General and administrative	3,198	3,142	10,983	10,434
Product design and development	3,048	2,877	11,172	10,499

	16,945	15,946	62,259	53,773

Operating income	10,591	1,790	31,815	19,436

Nonoperating income (expense):
Interest income (expense), net	496	412	1,702	1,242
Other income (expense), net	254	484	152	768

Income before income taxes	11,341	2,686	33,669	21,446
Income tax expense (benefit)	4,237	(299)	12,708	5,786

Net income	$7,104	$2,985	$20,961	$15,660

Weighted average number of fully
diluted shares and common
equivalent shares	20,476	20,114	20,253	20,137

Earnings per share:
Basic	$0.37	$0.16	$1.09	$0.83

Diluted	$0.35	$0.15	$1.04	$0.78

Cash dividend paid per share	$—	$—	$0.10	$—

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	April 29, 2006 (unaudited)	April 30, 2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$26,921	$15,961
Marketable securities	8,310	8,105
Accounts receivable, less allowance for doubtful accounts	46,019	23,762
Current maturities of long-term receivables	4,476	5,196
Inventories	31,045	24,612
Costs and estimated earnings in excess of billings	17,375	15,301
Prepaid expenses and other	1,906	1,725
Deferred income taxes	6,530	5,076
Income taxes receivable	97	1,812
Rental equipment available for sale	286	2,733

Total current assets	142,965	104,283

Advertising rights, net	3,112	1,722
Long–term receivables, less current maturities	8,756	9,900
Goodwill	2,706	2,621
Intangible and other assets	1,218	1,101
Deferred income taxes	—	782

	15,792	16,126

PROPERTY AND EQUIPMENT:
Land	1,223	1,084
Buildings	20,470	15,386
Machinery and equipment	22,332	17,592
Office furniture and equipment	22,926	19,382
Equipment held for rental	2,182	835
Demonstration equipment	4,899	5,245
Transportation equipment	4,863	3,810

	78,895	63,334
Less accumulated depreciation	38,336	32,281

	40,559	31,053

TOTAL ASSETS	$199,316	$151,462

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	April 29, 2006 (unaudited)	April 30, 2005

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable, bank	$—	$79
Accounts payable	19,890	17,121
Accrued expenses and warranty obligations	15,179	10,973
Current maturities of long-term debt	114	909
Current maturities of long-term marketing obligations	377	304
Billings in excess of costs and estimated earnings	19,760	5,463
Customer deposits	7,777	4,164
Deferred maintenance revenue	4,066	2,983
Income taxes payable	555	—

Total current liabilities	67,718	41,996

Long–term debt, less current maturities	131	171
Long–term marketing obligations, less current maturities	574	595
Long–term warranty obligations and other payables	3,864	1,357
Deferred income taxes	1,684	3,433

	6,253	5,556

TOTAL LIABILITIES	73,971	47,552

SHAREHOLDERS' EQUITY:
Common stock	19,551	17,739
Additional paid–in capital	3,480	2,684
Retained earnings	102,381	83,337
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(58)	159

TOTAL SHAREHOLDERS' EQUITY	125,345	103,910

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$199,316	$151,462

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Years Ended
	April 29, 2006	April 30, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,961	$15,660
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	8,915	7,387
Amortization	55	40
Gain on sale of property and equipment	(65)	(2)
Provision for doubtful accounts	(281)	(172)
Deferred income taxes, net	(2,421)	56
Change in operating assets and liabilities	4,753	(592)

Net cash provided by operating activities	31,917	22,377

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash consideration paid for acquired business	(165)	(1,024)
Purchase of property and equipment	(18,919)	(13,483)
Purchase of marketable securities, net	(205)	(4,104)
Proceeds from sale of property and equipment	331	502

Net cash used in investing activities	(18,958)	(18,109)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	(1,916)	—
Principal payments on long-term debt	(913)	(1,493)
Net payments on notes payable	(89)	(154)
Proceeds from exercise of stock options and warrants	1,186	835
Proceeds from issuance of long-term debt	—	50

Net cash used in financing activities	(1,732)	(762)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(267)	200

INCREASE IN CASH AND CASH EQUIVALENTS	10,960	3,706

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	15,961	12,255

CASH AND CASH EQUIVALENTS END OF PERIOD	$26,921	$15,961